EXHIBIT 23.1


                 Consent of Independent Auditors



     We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 33-67802) dated August 23, 1993 pertaining to the 1993 Stock Option Plan of Pentech International Inc. ("Pentech") and (ii) the Registration Statement (Form S-8, No. 333-30595) dated July 2, 1997 pertaining to the 1995 Stock Option Plan of Pentech, of our report dated December 8, 1999 (except for Note 3(c) as to which the date is December 20, 1999) with respect to the consolidated financial statements and schedule of Pentech included in this Annual Report (Form
10-K) for the year ended September 30, 1999.


                                   ERNST & YOUNG LLP



                                   By:s/Ernst & Young LLP

MetroPark, New Jersey
December 28, 1999